As filed with the Securities and Exchange Commission on September 29, 2010

Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HERSHA HOSPITALITY TRUST
(Exact Name of Registrant as Specified in its Charter)

Maryland	251811499
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Ashish R. Parikh
Chief Financial Officer
44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Cameron N. Cosby, Esq.
James S. Seevers, Jr., Esq.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219-4074
Tel: (804) 788-8200
Fax: (804) 788-8218

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):  Large accelerated filer  ☐  Accelerated filer  ☑   Non-accelerated filer  ☐  Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common shares of beneficial interest, $0.01 par value	1,651,613	$5.14	$8,489,291	$606

(1)
This registration statement registers 1,651,613 Class A common shares issuable to certain holders of units of limited partnership interest in Hersha Hospitality Limited Partnership, the registrant’s operating partnership subsidiary.  Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional Class A common shares of beneficial interest which become issuable by reason of any share dividend, share split or similar transaction.

(2)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sale price of the registrant’s Class A common shares of beneficial interest on September 28, 2010, as reported by the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, SEPTEMBER 29, 2010

PRELIMINARY PROSPECTUS

Up to 1,651,613 Shares

HERSHA HOSPITALITY TRUST

Class A Common Shares

This prospectus relates to offers and sales of up to 1,651,613 Class A common shares of beneficial interest issuable to certain holders of units of limited partnership interest in our operating partnership, Hersha Hospitality Limited Partnership.

We may issue the 1,651,613 common shares covered by this prospectus to the holders of operating partnership units to the extent that they tender their units for redemption in accordance with the partnership agreement of our operating partnership, and we elect to issue common shares upon such redemption.  We may also elect to pay cash for operating partnership units tendered for redemption in lieu of issuing common shares.  We will not receive any of the net proceeds from sales of common shares issued upon redemption of operating partnership units.

 We are registering these common shares for sale by the selling shareholders named in this prospectus, or their transferees, pledgees, donees or other successors in interest.  We will not receive any proceeds from the sale of these common shares by the selling shareholders.  The selling shareholders may sell the common shares directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time.  Sales of common shares in a particular offering may be made on the New York Stock Exchange, or NYSE, or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices or in negotiated transactions.  To the extent required for any offering, a prospectus supplement will set forth the number of common shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount.

Our common shares are listed on the NYSE under the symbol “HT.”  On                       , the closing price of our common shares was $           .

Investing in our common shares involves risks.  Before investing in our common shares, you should carefully read and consider the information appearing under “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2010

__________________________________

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any applicable prospectus supplement.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any applicable prospectus supplement.  You must not rely on any unauthorized information or representation.  This prospectus or any applicable prospectus supplement is an offer to sell only the common shares offered by the selling shareholders, but only under circumstances and in jurisdictions where it is lawful to do so.  You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document containing the incorporated information.  Our business, financial condition, results of operations and prospects may have changed since that date.

All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners.  This prospectus and any applicable prospectus supplements, as well as the information incorporated by reference in those documents, may contain registered trademarks owned or licensed to companies other than us, including, but not limited to, Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn®, Fairfield Inn® by Marriott®, Four Points by Sheraton®, Hampton Inn® Hawthorne Suites®, Hilton®, Hilton Garden Inn®, Hilton Hotels®, Holiday Inn®, Holiday Inn Express®, Homewood Suites®, Homewood Suites by Hilton®, Hyatt Summerfield Suites®, Mainstay Suites®, Marriott®, Marriott Hotels & Resorts®, Residence Inn®, Residence Inn® by Marriott®, Sleep Inn® Springhill Suites® and Springhill Suites by Marriott®.  None of the owners or licensees of any trademarks contained or incorporated by reference in this prospectus or any applicable prospectus supplement or any of their respective present and future owners, subsidiaries, affiliates, officers, directors, agents or employees are in any way participating in or endorsing the offering of the common shares described in this prospectus or any applicable prospectus supplement, and none of them shall in any way be deemed an issuer or underwriter of these common shares or have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus or any applicable prospectus supplement.

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ABOUT THIS PROSPECTUS

This prospectus is part of a resale shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act. This prospectus covers the resale of our common shares of beneficial interest by the selling shareholders named in this prospectus or any prospectus supplement hereto and their pledgees, donees, assignees and other successors in interest. This prospectus only provides you with a general description of our common shares the selling shareholders may offer. The selling shareholders may offer and sell some or all of its shares in one or more transactions from time to time. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC.  All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later.  We incorporate by reference the documents listed below that we have filed, or will file, with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009 from our definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2010;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010;

•
our Current Reports on Form 8-K filed with the SEC on January 12, 2010 (excluding the information furnished under Item 7.01), January 21, 2010 (excluding the information furnished under Item 7.01), February 11, 2010, March 24, 2010, April 27, 2010, May 24, 2010, June 30, 2010 and August 17, 2010;

•
the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on May 2, 2008 and any amendments or reports filed for the purpose of updating such description; and

•
all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act prior to the date upon which the offering of the securities covered by this prospectus is terminated.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement, of which this prospectus forms a part, and prior to effectiveness of such registration statement will be deemed to be incorporated by reference into this prospectus.  You may obtain copies of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus or any applicable prospectus supplement) at no cost, by requesting them from us by writing or telephoning us at:  Hersha Hospitality Trust, 501 Walnut Street, 9th Floor, Philadelphia, Pennsylvania 19106, Telephone:  (215) 238 1046, Attention:  Ashish R. Parikh, Chief Financial Officer.

WHERE YOU CAN OBTAIN MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E., 20549).  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our filings are also available to the public on the internet, through a database maintained by the SEC at www.sec.gov.  In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the New York Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

We also make available through our website,  www.hersha.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC.  The information of our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information we have incorporated by reference, contains forward-looking statements within the meaning of the federal securities laws.  These statements include statements about our plans, strategies and prospects and involve known and unknown risks that are difficult to predict.  Therefore, our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “forecast,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions.  You should not place undue reliance on forward-looking statements.  Factors that may cause our actual results to differ materially from our current expectations include, but are not limited to:

•
financing risks, including the risk of leverage and the corresponding risk of default on our mortgage loans and other debt and potential inability to refinance or extend the maturity of existing indebtedness;

•	the depth and duration of the current economic downturn;

•	levels of spending in the business, travel and leisure industries, as well as consumer confidence;

•	declines in occupancy, average daily rate and revenue per available room and other hotel operating metrics;

•	hostilities, including future terrorist attacks, or fear of hostilities that affect travel;

•	financial condition of, and our relationships with, our joint venture partners, third-party property managers, franchisors and hospitality joint venture partners;

•	the degree and nature of our competition;

•	increased interest rates and operating costs;

•	risks associated with potential acquisitions, including the ability to ramp up and stabilize newly acquired hotels with limited or no operating history, and dispositions of hotel properties;

•	risks associated with our development loan portfolio, including the ability of borrowers to repay outstanding principal and accrued interest at maturity;

•	availability of and our ability to retain qualified personnel;

•	our failure to maintain our qualification as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	general volatility of the capital markets and the market price of our common shares;

•	environmental uncertainties and risks related to natural disasters;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	the factors referenced or incorporated by reference in this prospectus supplement or the accompanying prospectus under the heading “Risk Factors.”

These factors are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements.  Other unknown or unpredictable factors, many of which are beyond our control, also could harm our results, performance or achievements.

All forward-looking statements contained in this prospectus, including the information we have incorporated by reference, are expressly qualified in their entirety by the cautionary statements set forth above.  Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws.  If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

CERTAIN DEFINITIONS

Unless the context otherwise requires, references in this prospectus to: (1) “our company,” “we,” “us” and “our” mean Hersha Hospitality Trust and its subsidiaries, including Hersha Hospitality Limited Partnership; (2) “HHLP” and “our operating partnership” mean Hersha Hospitality Limited Partnership; and (3) “common shares” mean our Class A common shares of beneficial interest, $0.01 par value per share.

THE COMPANY

Hersha Hospitality Trust is a self-advised, Maryland statutory real estate investment trust that was organized in 1998.  We completed our initial public offering in January 1999.  Our common shares are traded on the NYSE under the symbol “HT.”  We invest primarily in institutional grade hotels in central business districts, primary suburban office markets and stable destination and secondary markets in the Northeastern United States and select markets on the West Coast.  Our primary strategy is to continue to acquire high quality, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers to entry in the Northeastern United States and other markets with similar characteristics.  We are structured as a REIT for federal income tax purposes.

We own our hotels and our joint venture investments through our operating partnership, for which we serve as general partner.  Our hotels are managed by qualified independent management companies, including, among others, Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors.  We lease all of our wholly-owned hotels to 44 New England Management Company, or 44 New England, our wholly-owned taxable REIT subsidiary, or TRS.  Each of the hotels that we own through a joint venture investment is leased to another TRS that is owned by the respective joint venture or an entity owned in part by 44 New England.

Our principal executive office is located at 44 Hersha Drive, Harrisburg, Pennsylvania 17102.  Our telephone number is (717) 236-4400.

RISK FACTORS

Investing in our common shares involves a high degree of risk.  Before making a decision to invest in our common shares, you should carefully consider the risks described below and the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, as well as the other information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement.  These risks and uncertainties are not the only ones facing us.  Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.  See “Incorporation of Certain Documents by Reference” and “Where You Can Obtain More Information.”

We may change our distribution policy for our common shares in the future.

In the past we have reduced the quarterly distribution paid to our shareholders, and we may reduce the quarterly distribution paid to our shareholders in the future.  The decision to declare and pay distributions on our common shares in the future, as well as the timing, amount and composition of any such future distributions, will be at the sole discretion of our board of trustees and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred shares, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our board of trustees deems relevant.  Any change in our distribution policy could have a material adverse effect on the market price of our common shares.

The market price of our common shares could be volatile and could decline, resulting in a substantial or complete loss of our common shareholders’ investment.

The stock markets, including the NYSE, which is the exchange on which we list our common shares, have experienced significant price and volume fluctuations.  As a result, the market price of our common shares could be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects.  The price of our common shares could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price.  This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future sales of our common shares or securities convertible into or exchangeable or exercisable for our commons shares could depress the market price of our common shares.

We cannot predict whether future sales of our common shares or securities convertible into or exchangeable or exercisable for our commons shares or the availability of these securities for resale in the open market will decrease the market price of our common shares.  Sales of a substantial number of these securities in the public market, including sales effected by the selling shareholders pursuant to this prospectus or upon the redemption of operating partnership units held by the limited partners of our operating partnership (other than us and our subsidiaries) or the perception that these sales might occur, may cause the market price of our common shares to decline and you could lose all or a portion of your investment.

Future issuances of our common shares or other securities convertible into or exchangeable or exercisable for our common shares, including, without limitation, partnership units in our operating partnership in connection with property, portfolio or business acquisitions and issuances of equity-based awards to participants in our 2008 Equity Incentive Plan, could have an adverse effect on the market price of our common shares.  Future issuances of these securities also could adversely affect the terms upon which we obtain additional capital through the sale of equity securities.  In addition, future sales or issuances of our common shares may be dilutive to existing shareholders.

USE OF PROCEEDS

All of the common shares described in this prospectus will be offered and sold by the selling shareholders.  We will not receive any proceeds from the sale of the common shares by the selling shareholders.

SELLING SHAREHOLDERS

The following table lists the names of the selling shareholders, the number of common shares beneficially owned by each of the selling shareholders and known to us as of September 28, 2010, the number of common shares that may be offered for sale by this prospectus, the number of common shares beneficially owned by each of the selling shareholders after the offering and the percentage of common shares beneficially owned by each selling shareholder after the offering.

Selling Shareholders	Number of Common Shares Beneficially Owned Prior to the Offering(1)	Number of Common Shares Offered(1)	Number Common Shares Beneficially Owned After the Offering(2)	Percentage Common Shares Beneficially Owned After the Offering(2)
Sam Chang	1,200,000	1,200,000	–	–
Fahim Roufail	45,000	45,000	–	–
Patni II Associates	203,307	203,307	–	–
Shreeji Associates LP	203,306	203,306	–	–
______________

(1)
This information is based on information provided by or on behalf of the selling shareholders and includes the total number of common shares issuable upon redemption of the selling shareholders’ operating partnership units in our operating partnership.

(2)	Assumes all common shares offered by the selling shareholders under this prospectus are sold.

The selling shareholders may from time to time offer and sell any or all of the common shares set forth in the table above, but they are not obligated to sell these common shares.  The selling shareholders may tender for redemption all, some or none of their operating partnership units in our operating partnership, and may receive, at our option, cash rather than common shares upon such redemption. Therefore, we cannot give a definitive estimate as to the number of common shares held by the selling shareholders before or after the offering.

The selling shareholders acquired the operating partnership units redeemable for common shares that may be offered by this prospectus in connection with the contribution of hotel properties to our operating partnership. Information concerning the selling shareholders may change from time to time.  Information about the selling shareholders may be included in a prospectus supplement relating to any resale of the common shares covered by this prospectus, a post-effective amendment to the registration statement of which this prospectus is a part or in filings we make with the SEC under the Exchange Act, which would be incorporated into this prospectus by reference.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following discussion summarizes the material terms and provisions of our shares of beneficial interest. You should read our declaration of trust and bylaws for additional information. See “Where You Can Obtain More Information.”

Overview

Our amended and restated declaration of trust, as amended and supplemented, or our declaration of trust, provides that we may issue up to 300,000,000 Class A common shares of beneficial interest, $0.01 par value per share, 1,000,000 Class B common shares of beneficial interest, $0.01 par value per share, and 29,000,000 preferred shares of beneficial interest, $0.01 par value per share.  As of September 28, 2010, 139,830,060 Class A common shares were issued and outstanding, no Class B common shares were issued and outstanding and 2,400,000 preferred shares designated as 8.00% Series A cumulative redeemable preferred shares, or Series A preferred shares, were issued and outstanding.

Our common shares currently trade on the NYSE under the symbol “HT,” and our Series A preferred shares currently trade on the NYSE under the symbol “HT PrA.”  The transfer agent for these shares is American Stock Transfer & Trust Company.  Our common shares and our Series A preferred shares are subject to certain restrictions on ownership and transfer which were adopted for the purpose of enabling us to preserve our status as a REIT.   For a description of these restrictions, see “—Restrictions on Ownership and Transfer” below.

As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, which is referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.  Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our debts, claims, demands, judgments or obligations solely by reason of that shareholder’s status as a shareholder.

Common Shares

The common shares being offered pursuant to this prospectus have been duly authorized and, when issued in accordance with the partnership agreement of our operating partnership upon redemption of the operating partnership units, will be validly issued, fully paid and nonassessable.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.  Except as may be provided with respect to any other class or series of our shares of beneficial interest, including our Series A preferred shares, only holders of our common shares possess voting rights.  There is no cumulative voting in the election of trustees, which means that, subject to certain voting rights of our Series A preferred shares, the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Under the Maryland REIT Law, a real estate investment trust’s declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code without the affirmative vote or written consent of the shareholders.  Our declaration of trust permits such action by a majority vote of the trustees.  See “Certain Provisions of Maryland Law, Our Declaration of Trust and Bylaws” below for more information about voting rights of owners of our common shares.

Dividends, Liquidation and Other Rights

Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends.  They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.  These rights are subject to the preferential rights of any other class or series of our shares that may be created and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Except for the preemptive rights granted to Real Estate Investment Group, LP, the holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any additional common shares.  Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Preferred Shares

Preferred shares may be offered and sold from time to time, in one or more series, as authorized by our board of trustees.  Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series, as authorized by our board of trustees.  Prior to issuance of shares of each series, our board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such series, subject to the provisions of our declaration of trust regarding the restriction on ownership and transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series.  Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interest.

Series A Preferred Shares

The Series A preferred shares generally provide for the following rights, preferences and obligations:

•
Dividend Rights.  The Series A preferred shares accrue a cumulative cash dividend at an annual rate of 8.00% on the $25.00 per share liquidation preference, equivalent to a fixed annual amount of $2.00 per share per year.

•
Liquidation Rights.  Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series A preferred shares will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any payment or distribution will be made or set aside for holders of any junior shares, including our common shares.

•
Redemption Provisions.  The Series A preferred shares are not redeemable prior to August 5, 2010, except in certain limited circumstances relating to our ability to qualify as a REIT.  On and after August 5, 2010, the Series A preferred shares may be redeemed for cash at our option, in whole or in part, at any time and from time to time, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption.  The Series A preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

•
Voting Rights.  Holders of Series A preferred shares generally have no voting rights, except as required by law.  However, if we fail to pay dividends on any Series A preferred shares for six or more quarterly periods, whether or not consecutive, the holders of the Series A preferred shares will be entitled to elect two directors to serve on our board of trustees until all dividends accumulated on the Series A preferred shares have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.  In addition, the issuance of senior shares or certain changes to the terms of the Series A preferred shares that would be materially adverse to the rights of holders of Series A preferred shares cannot be made without the affirmative vote of holders of at least 66 2/3 % of the outstanding Series A preferred shares and shares of any class or series of shares ranking on a parity with the Series A preferred shares which are entitled to similar voting rights, if any, voting as a single class.

•
Conversion and Preemptive Rights.  The Series A preferred shares are not convertible or exchangeable for any of our other securities or property, and holders of our Series A preferred shares have no preemptive rights to subscribe for any securities of our company.

Classification or Reclassification of Common Shares or Preferred Shares

Our declaration of trust authorizes our board of trustees to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

Restrictions on Ownership and Transfer

Our declaration of trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the number of outstanding common shares of any class or series of common shares or the number of outstanding preferred shares of any class or series of preferred shares.  For this purpose, a person includes a “group” and a “beneficial owner” as those terms are used for purposes of Section 13(d)(3) of the Exchange Act.  Any transfer of common or preferred shares that would result in any person owning, directly or indirectly, common or preferred shares in excess of the ownership limitation, result in the common and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), result in our being “closely held” within the meaning of Section 856(h) of the Code, or cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of our or our partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such common or preferred shares.

Subject to certain exceptions described below, any common shares or preferred shares the purported transfer of which would result in a violation of any of the limitations described above will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such common shares or preferred shares.  The record holder of the common or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the trust.  The trustee will be designated by us, but will not be affiliated with us.  The beneficiary of a trust will be one or more charitable organizations that are named by us.

Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series.  The trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary.  The trust will vote all shares-in-trust.  The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases such shares-in-trust for valuable consideration and acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.

The prohibited owner with respect to shares-in-trust will be required to repay to the record holder the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust and the record date of which was on or after the date that such shares became shares-in-trust.  The prohibited owner generally will receive from the record holder the lesser of the price per share such prohibited owner paid for the common shares or preferred shares that were designated as shares-in-trust (or, in the case of a gift or devise, the market price (as defined below) per share on the date of such transfer), or the price per share received by the record holder from the sale of such shares- in-trust.  Any amounts received by the record holder in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.

The shares-in-trust will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer), or the market price per share on the date that we, or our designee, accepts such offer.  We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust, or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the average of the last quoted sale price as reported by the NYSE for the five consecutive trading days ending on such date.  “Trading day” means a day on which the applicable principal national securities exchange on which the securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Any person who acquires or attempts to acquire common or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a trust, will be required to give written notice immediately to us of such event and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding common and preferred shares must, within 30 days after December 31 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of common and preferred shares owned directly or indirectly, and a description of how such shares are held.  In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

The ownership limitation generally does not apply to the acquisition of common or preferred shares by an underwriter that participates in a public offering of such shares.

In addition, the trustees, upon receipt of advice of counsel or other evidence satisfactory to the trustees, in their sole and absolute discretion, may, in their sole and absolute discretion, exempt a person from the ownership limitation under certain circumstances.  The foregoing restrictions continue to apply until the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and there is an affirmative vote of two-thirds of the number of common and preferred shares entitled to vote on such matter at a regular or special meeting of our shareholders.

All certificates representing common or preferred shares bear a legend referring to the restrictions described above.

The restrictions on ownership and transfer described above could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of some, or a majority, of our common shares might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.

CERTAIN PROVISIONS OF MARYLAND LAW, OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary.  For a complete description, we refer you to Maryland law, our declaration of trust and our bylaws.  Copies of our declaration of trust and our bylaws are incorporated by reference as exhibits to this registration statement.

Classification of Our Board of Trustees

Our bylaws provide that the number of our trustees may be established by our board of trustees but may not be fewer than three nor more than nine.  As of the date of this prospectus, we have nine trustees.  The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of our board of trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees.  Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a majority of our shareholders.

Pursuant to our declaration of trust, our board of trustees is divided into two classes of trustees.  Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders.  We believe that classification of our board of trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees.  Holders of common shares have no right to cumulative voting in the election of trustees.

The classification of our board of trustees could have the effect of making the replacement of incumbent trustees more time consuming and difficult.  The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interest of the shareholders.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees.  This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•
an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•
two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

The provisions of the business combination statute could delay, deter or prevent a change of control or other transaction in which holders of our equity securities might receive a premium for their shares above then-current market prices or which such shareholders otherwise might believe to be in their best interests.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiror, or by officers or by trustees who are employees of the Maryland real estate investment trust are excluded from the shares entitled to vote on the matter.  “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.  A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the Maryland real estate investment trust may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the Maryland real estate investment trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value.  Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved.  If voting rights for control shares are approved at a shareholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights.  The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws.

Our bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares.  There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Merger, Amendment of Declaration of Trust

Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth its declaration of trust subject to the terms of any other class or series of shares of beneficial interest.  In accordance with Maryland REIT Law, our declaration of trust allows our merger or consolidation or sale or disposition of all or substantially all of our assets if our board of trustees declares such action advisable and if a majority of shareholders entitled to vote on the matter approves the action.  Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to:

•
our intentional disqualification as a REIT or revocation of our election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of common shares entitled to vote on such matter at a meeting of our shareholders);

•	the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present);

•	the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding voting shares);

•	the amendment or repeal of certain designated sections of our declaration of trust (which require the affirmative vote of two-thirds of the outstanding shares entitled to vote on such matters);

•
the amendment of our declaration of trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in our declaration of trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and

•	our termination (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter).

Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders.  Our declaration of trust permits such action by a majority vote of the trustees.  As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustees or others that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise.  The indemnification covers any claim or liability against the person.  Our bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence.  Pursuant to our declaration of trust, and subject to the provisions of any class or series of our shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter, may approve our termination.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held in May of each year or at a date and time as determined by our board of trustees in accordance with our bylaws.  Special meetings of shareholders may be called only by the chairman of our board of trustees, our president or one-third of the trustees then in office, or by our secretary upon the written request of the shareholders entitled to cast not less 25% of all the votes entitled to be cast at such meeting.  Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•
by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•
provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals.  The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings.  Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions and, if the applicable exemption in our bylaws is rescinded, the control share acquisition provisions applicable under Maryland law, the provisions of our declaration of trust on classification of our board of trustees, removal of trustees, restrictions on the ownership and transfer of shares of beneficial interest and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest.

PARTNERSHIP AGREEMENT

The following summarizes the material terms of the Amended and Restated Agreement of Limited Partnership, or the partnership agreement, of Hersha Hospitality Limited Partnership, our operating partnership. For purposes of this section, references to “we,” “us,” and “our company” refer only to Hersha Hospitality Trust, which is the sole general partner of our operating partnership.

Management

Hersha Hospitality Limited Partnership, our operating partnership, is organized as a Virginia limited partnership.  As of September 28, 2010, we owned a 94.6% partnership interest, including a 1.0% general partnership interest, in our operating partnership and the other limited partners owned a 5.4% limited partnership interest in our operating partnership. As the sole general partner of our operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of lessees, and to cause changes in our operating partnership’s line of business and distribution policies.  In general, we may amend the partnership agreement without the consent of the limited partners.  However, any amendment to the partnership agreement that would:

•	adversely affect certain redemption or conversion rights of the limited partners;

•	adversely affect the rights of the limited partners to receive distributions payable to them;

•	alter our operating partnership’s allocation of profit and loss to the limited partners; or

•	impose any obligation to make additional capital contributions upon the limited partners requires the affirmative vote of the holders of a majority of the operating partnership units, excluding those held by us and our subsidiaries.  As the sole general partner of our operating partnership, we may also, without the consent of the limited partners, approve a merger, consolidation or similar corporate transaction the result of which is a change in control of our operating partnership.

Transferability of Interests

In general, we may not voluntarily withdraw as the general partner of our operating partnership or assign our general partnership interest in our operating partnership.  We may, however, enter into a merger, consolidation or similar corporate transaction the result of which is a transfer of or change in the general partner if:

•	we receive the consent of the holders of a majority of the operating partnership units, excluding those held by us and our subsidiaries;

•
the contemplated transaction results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction; or

•	our successor contributes substantially all of its assets to the partnership in return for a general partnership interest in the partnership.

With certain limited exceptions, the limited partners may not transfer their operating partnership units, in whole or in part, without our written consent, which consent we may withhold in our sole discretion.  We may not consent to any transfer that would cause the partnership to be treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), would adversely affect our ability to continue to qualify as a REIT for federal income tax purposes, would subject us to any additional taxes under Sections 857 or 4981 of the Code or would be effected through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code.

Capital Contributions

If we determine that it is in the best interests of our operating partnership to provide for additional funds for any operating partnership purpose, the partnership agreement provides that we may cause our operating partnership to obtain additional funds from outside borrowings. In addition, we may elect to provide the additional funds, either directly or through a subsidiary, to our operating partnership through loans or otherwise.

We will transfer the proceeds of any offering of our shares of beneficial interest to our operating partnership as an additional capital contribution. Our operating partnership will be deemed to have paid simultaneously the underwriting discounts, selling commissions and other costs associated with the offering.  We are authorized to cause our operating partnership to issue additional operating partnership interests, in the form of operating partnership units, for less than fair market value if we have concluded in good faith that such issuance is in both our operating partnership’s and our best interests.  If we contribute additional capital to our operating partnership, we will receive additional operating partnership units, and our percentage interest will be increased on a proportionate basis based upon the amount of any additional capital contribution and the value of the assets of our operating partnership at the time of the contribution.  Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis in the event of an additional capital contribution by us.

In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

Our operating partnership could issue preferred partnership interests, in the form of preferred partnership units, in connection with the acquisition of property or otherwise.  Preferred partnership units could have priority over classes or series of outstanding operating partnership units with respect to distribution rights and rights upon liquidation, dissolution or winding up.

Redemption Rights

Subject to certain limitations and exceptions, the limited partners of our operating partnership, other than us and our subsidiaries, have the right to cause our operating partnership to redeem their operating partnership units for cash equal to the market value of an equivalent number of our common shares, or, at our option, we may purchase their operating partnership units by issuing one common share for each limited partnership unit redeemed.  The market value of the operating partnership units for this purpose will equal the average of the daily sale price of our common shares on the NYSE for the ten-consecutive-trading-day period immediately preceding the date that the limited partner provides notice of redemption.  If we do not exercise our option to purchase the operating partnership units by issuing our common shares, then the limited partner may make a written demand that we redeem the units for common shares.  Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our declaration of trust;

•	result in the shares of our beneficial interest being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•
cause any person who operates property on behalf of any of our TRSs, as defined in Section 856(l) of the Code, which property is a “qualified lodging facility” within the meaning of Section 856(d)(9)(D) of the Code that is leased to such TRS, to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code with respect to such TRS;

•
cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours or our operating partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the Securities Act.

The redemption rights may be exercised by a limited partner at any time after one year following the issuance of the operating partnership units, unless otherwise agreed by us.  In all cases, however:

•
each limited partner may not exercise the redemption right for fewer than 1,000 operating partnership units or, if such limited partner holds fewer than 1,000 operating partnership units, all of the operating partnership units held by such limited partner;

•
each limited partner may not exercise the redemption right for more than the number of operating partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation; and

•	each limited partner may not exercise the redemption right more than two times annually.

Operations

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains), and to ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of our operating partnership.  Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of our operating partnership.

The company expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly.

Distributions

The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership’s property in connection with the liquidation of our operating partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership.

The partnership agreement provides that upon a liquidation of our operating partnership after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Net profit of our operating partnership for any fiscal year or other applicable period will be allocated in the following order and priority:

(a)  first, to us as the general partner in respect of our Series A preferred partnership units to the extent that net loss previously allocated to us pursuant to clause (iii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to us as the general partner in respect of our Series A preferred partnership units for all prior fiscal years or other applicable periods;

(b)  second, to us as the general partner and the limited partners in proportion to our respective percentage interests to the extent that net loss previously allocated to such partners pursuant to clause (ii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to such partners pursuant to this clause (b) for all prior fiscal years or other applicable periods;

(c)  third, to us as the general partner in respect of our Series A preferred partnership units until we have been allocated net profit equal to the excess of (x) the cumulative amount of distributions we have received for all fiscal years or other applicable period to the date of redemption, to the extent such Series A preferred partnership units are redeemed during such period, over (y) the cumulative net profit allocated to us as the general partner in respect of our Series A preferred partnership units for all prior fiscal years or other applicable periods; and

(d)  thereafter, to the partners holding partnership units (other than Series A preferred partnership units) in accordance with their respective percentage interests.

Net loss of our operating partnership for any fiscal year or other applicable period will be allocated in the following order and priority:

(i)  first, to the partners holding partnership units (other than Series A preferred partnership units) in accordance with their respective percentage interests to the extent of net profit previously allocated to such partners pursuant to clause (d) above for all prior fiscal years or other applicable period exceeds net loss previously allocated to such partners pursuant to this clause (i) for all prior fiscal years or other applicable periods;

(ii)  second, to us as the general partner and the limited partners in proportion to our respective percentage interests until the adjusted capital account of each partner with respect to the partner’s partnership units is reduced to zero; and

(iii) thereafter, to us as the general partner in respect of our Series A preferred partnership units, until our adjusted capital account with respect to our Series A preferred partnership units is reduced to zero.

All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause our operating partnership to take or decline to take any actions.

The limited partners of our operating partnership have expressly acknowledged that as the general partner of our operating partnership, we are acting for the benefit of our operating partnership, the limited partners and our shareholders collectively. In the event of a conflict between the interests of our shareholders and the interests of our limited partners, we will endeavor in good faith to resolve the conflict in a manner that is not adverse to either our shareholders or the limited partners; however, for so long as we own a controlling interest in our operating partnership, any conflict between the interests of our shareholders and the interests of the limited partners that we cannot resolved in a manner that is not adverse to either our shareholders or the limited partners will be resolved in favor of our shareholders.

Term

The partnership will continue until December 31, 2050, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all operating partnership units (other than those held by us, if any); or

•	an election by us as the general partner.

Tax Matters

Pursuant to the partnership agreement, we are the tax matters partner of the partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the partnership.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

This section summarizes the current material federal income tax consequences to our Company and to our shareholders generally resulting from the treatment of our Company as a REIT that you, as a holder of our common shares of beneficial interest, may consider relevant.  Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the description of the law and the legal conclusions contained herein are correct in all material respects.  Because this section is a summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances.  In addition, this section does not address the tax issues that may be relevant to certain types of holders of our common shares of beneficial interest that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common shares through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our capital shares.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section and the opinion of Hunton & Williams LLP, described below, are based on the current federal income tax laws governing qualification as a REIT.  We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our common shares of beneficial interest and of our election to be taxed as a REIT.  Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999.  We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate.  This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders.  These laws are highly technical and complex.

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2007 through December 31, 2009, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2010 and in the future.  You should be aware that Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis, is not binding on the Internal Revenue Service, or IRS, or any court, and speaks of the date issued.  In addition, Hunton & Williams LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, all of which are described in the opinion.  Moreover, our continued qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, certain qualification tests in the federal income tax laws.  Those qualification tests involve the percentage of our income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute.  While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis.  Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.  Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order to maintain our REIT qualification.  For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders.  The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation.  However, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business; and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain.  In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•
In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure to otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•
If we acquire any asset from a subchapter C corporation, or a corporation that generally is subject to full corporate level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis.  The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations.  We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.  For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes.  An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.  We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6.  In addition, our declaration of trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements.

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT and with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT.  All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction and credit of the REIT.  Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes.  An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes.  In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.  Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.  For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership.  For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.

A REIT may own up to 100% of the shares of one or more TRSs.  A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT.  However, a TRS may not directly or indirectly operate or manage any lodging facility or health care facility or provide rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging facility or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT.  Beginning with our 2009 taxable year, a TRS will not be considered to operate or manage a qualified lodging facility or health care facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.  Additionally, beginning with our 2009 taxable year, a TRS that employs individuals working at a qualified lodging facility or qualified health care property located outside of the United States will not be considered to operate or manage such facility or property, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.  The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.  Additionally, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS .  We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns.  Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income.  A TRS will pay income tax at regular corporate rates on any income that it earns.  In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation.  Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.  We lease all of our hotels to TRSs.  We lease all of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership.  All of our hotels owned by joint ventures are leased (1) to joint ventures, in which we hold equity interests through a TRS or (2) to a TRS wholly owned or substantially owned by the joint venture.  We have formed several TRSs in connection with the financing of certain of our hotels.  Those TRSs generally own a 1% general partnership interest in the partnerships that own those hotels.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT.  First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income.  Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain from foreclosure property; and

•
income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these.  Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests.  In addition, commencing with our 2005 taxable year, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such are excluded from both the numerator and the denominator for purposes of the 95% gross income test, but not the 75% gross income test.  Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test.  In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.  See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to U.S.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•
Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent other than a TRS.  If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property.  Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS.  See “Taxable REIT Subsidiaries.”

•
Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property.  However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•
Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue.  However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience.  In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.  Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

Pursuant to percentage leases, our TRS lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms ranging from five years to 20 years, with options to renew for terms of five years at the expiration of the initial lease term.  We lease one hotel to a joint venture in which we own our interest through a TRS, pursuant to a lease providing for rent based on payments under related financing, set at fixed rates, which are not based in whole or in part on the income on profits of any person.  The percentage leases with our TRS lessees provide that the lessees are obligated to pay (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases.  Percentage rent is calculated by multiplying fixed percentages by gross room revenues and gross food and beverage revenues for each of the hotels.  Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation.  Base rent and percentage rent accrue and are due monthly or quarterly.

In order for the base rent, percentage rent, fixed rent and additional charges to constitute “rents from real property,” the percentage and other leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.  The determination of whether the percentage and other leases are true leases depends on an analysis of all the surrounding facts and circumstances.  In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•
the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•
the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•
the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

We believe that our percentage and other leases will be treated as true leases for federal income tax purposes.  Such belief is based, in part, on the following facts:

•	we and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

•
the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how the hotels are operated, maintained and improved;

•	the lessees generally bear the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases;

•	the lessees benefit from any savings in the cost of operating the hotels during the term of the percentage leases;

•
the lessees generally have indemnified us against all liabilities imposed on us during the term of the percentage leases by reason of (l) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes.  If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied.  One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person.  The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.  Since the percentage rent is based on fixed percentages of the gross revenue from the hotels that are established in the percentage leases, and we have represented that the percentages (l) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person.  Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”) other than a TRS.  The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person.  We do not own any shares or any assets or net profits of any lessee directly or indirectly, other than our indirect ownership of our TRS lessees.  We currently lease all of our hotels to TRS lessees, and intend to lease any hotels we acquire in the future to a TRS.  Our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a non-TRS lessee.  Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS.  Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant (other than a TRS).  However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the shares of one or more TRSs.  A TRS is a fully taxable corporation that is permitted to lease lodging facilities from the related REIT as long as it does not directly or indirectly operate or manage any lodging facilities or provide rights to any brand name under which any lodging facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT.  Beginning with our 2009 taxable year, a TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.  Additionally, beginning with our 2009 taxable year, a TRS that employs individuals working at a qualified lodging facility located outside of the United States will not be considered to operate or manage such facility, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.  However, rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”).  A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.  A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We have formed several TRSs to lease our hotels.  We lease all of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership.  HHMLP, an “eligible independent contractor,” or other management companies that qualify as eligible independent contractors, manage those hotels.  All of our hotels owned by joint ventures are leased (l) to the joint venture in which we hold our equity interest through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture.  Those hotels are operated and managed by HHMLP or other hotel managers that qualify as “eligible independent contractors.” We have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease.  The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”).  With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT.  There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion.  If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we cannot furnish or render non-customary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income.  However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience.  Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because we do not perform any services other than customary ones for the lessees.  In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property.  Finally, we may own up to 100% of the shares of one or more TRSs, which may provide non-customary services to our tenants without tainting our rents from the related hotels.  We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.  Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform non-customary services for the lessee of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test.  Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification.  If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs (including as a result of a hotel management company engaged by our TRS lessees to operate our hotels failing to qualify as an eligible independent contractor) or (3) we furnish non-customary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test.  In addition to the rent, the lessees are required to pay certain additional charges.  To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person.  However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•
an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

From time to time, we have made mortgage loans in connection with the development of hotel properties.  Our loans are directly secured by an interest in real property, and we believe that the income from those mortgage loans is qualifying income for purposes of both gross income tests.  We make mezzanine loans that are not secured by a direct interest in real property.  Rather, those mezzanine loans likely are secured by ownership interests in an entity owning real property.  In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in an ownership interest in a partnership or limited liability company owning real property will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied.  Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law.  Moreover, our mezzanine loans typically do not meet all of the requirements for reliance on this safe harbor.  We have made and will make mezzanine loans in a manner that we believe will enable us to continue to satisfy the REIT gross income and asset tests.  Any loan fees that we receive in making a loan, other than commitment fees for a mortgage loan, will not be qualifying income for purposes of the 75% and the 95% gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business.  We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business.  Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.  A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•
in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.  We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income.  However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.  Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus.  Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury.  However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities.  Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts.  Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for those or similar transactions to hedge indebtedness we or our operating partnership incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.  To the extent that we or our operating partnership hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests.  Commencing with our 2005 taxable year, income and gain from “hedging transactions” is excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test.  For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests.  A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain).  We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements.  We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.  Certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.  “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests.  Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT.  “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test.  Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations.  These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities.  Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws.  Prior to our 2005 taxable year, those relief provisions generally were available if:

•	our failure to meet such tests was due to reasonable cause and not due to willful neglect;

•	we attached a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

Commencing with our 2005 taxable year, those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions.  In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in each case, by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.  First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	shares in other REITs; and

•
investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in anyone issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any issuer’s outstanding securities or 10% of the value of anyone issuer’s outstanding securities (the” 10% vote test” and the “10% value test,” respectively).

Fourth, no more than 25% of the value of our total assets (or, prior to our 2009 taxable year, 20% of the value of our total assets) may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non- TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.  The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors.  “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the shares hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities.  However, “straight debt” securities include debt subject to the following contingencies:

•
a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership.

•
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our existing hotels and mortgage loans are qualifying assets for purposes of the 75% asset test.  We also believe that any additional real property that we acquire and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test.  As described above under “—Income Tests,” Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test, the 5% asset test, the 10% vote test and the 10% value test.  Although our mezzanine loans typically do not qualify for that safe harbor, we believe our mezzanine loans should either be treated as qualifying assets for the 75% asset test or be excluded from the definition of “securities” for purposes of the 10% value test.  We will continue to make mezzanine loans and non-mortgage loans only to the extent such loans will not cause us to fail the asset tests described above.

We intend to continue monitoring the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests.  If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If at the end of any calendar quarter commencing with our 2005 taxable year, we violate the 5% asset test or the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure to otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure.  In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS, and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders.  Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.  We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year.  If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.  We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.  For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.  As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement.  In such a situation, we may need to borrow funds or issue additional common or preferred shares or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year.  We may include such deficiency dividends in our deduction for dividends paid for the earlier year.  Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT.  In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest.  We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

Commencing with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.  In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates.  In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders.  In fact, we would not be required to distribute any amounts to shareholders in that year.  In such event, to the extent of our current and accumulated earnings and profits, distributions to most domestic non-corporate shareholders would generally be taxable at capital gains tax rates (through 2010).  Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction.  Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.  We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.  For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends.

Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations.  In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 15% through 2010.  Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic subchapter C corporations and certain qualified foreign corporations.  Because we are not generally subject to federal income tax on the portion of our net taxable income distributed to our shareholders (see “Taxation of Our Company”), our dividends generally will not be eligible for the 15% rate on qualified dividend income.  As a result, our ordinary dividends will be taxed at the higher tax rate applicable to ordinary income, which is a maximum rate of 35% through 2010.  However, the 15% tax rate for qualified dividend income will apply to our ordinary dividends to the extent attributable (i) to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).  In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares.  We generally will designate our capital gain dividends as either 15% or 25% rate distributions.  See “—Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year.  In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain.  The U.S. shareholder would receive a credit for its proportionate share of the tax we paid.  The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s common shares.  Instead, such distribution will reduce the adjusted tax basis of such shares.  To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its common shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are capital assets in the hands of the U.S. shareholder.  In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses.  Instead, we would carry over such losses for potential offset against our future income.  Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner to offset the income they derive from our common shares.  In addition, taxable distributions from us and gain from the disposition of our common shares generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of most domestic non-corporate investors).  We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss.  In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis.  A U.S. shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder less tax deemed paid by it and reduced by any returns of capital.  However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain.  All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss.  The highest marginal individual income tax rate is 35% (through 2010).  However, the maximum tax rate on long-term capital gain applicable to most U.S. shareholders taxed at individual rates is 15% through 2010.  Absent congressional action, that rate will increase to 20% for sales and exchanges of such assets occurring after December 31, 2010.  The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation.  With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate.  Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant.  In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses.  A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000.  A non-corporate taxpayer may carry forward unused capital losses indefinitely.  A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates.  A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation.  However, they are subject to taxation on their unrelated business taxable income, or UBTI.  While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust.  Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI.  However, if a tax-exempt shareholder were to finance its acquisition of our common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules.  Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.  Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest is required to treat a percentage of the dividends that it receives from us as UBTI.  Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends.  That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as UBTI is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

•
either (1) one pension trust owns more than 25% of the value of our shares of beneficial interest or (2) a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our common shares of beneficial interest that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes).  The rules governing federal income taxation of non-U.S. shareholders are complex.  This section is only a summary of such rules.  WE URGE NON-U.S. SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS ON OWNERSHIP OF OUR COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest” (a “USRPI”) as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits.  A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax.  However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution.  We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares.  Instead, the excess portion of such distribution will reduce the adjusted basis of such shares.  A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below.  Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.  However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits.  Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”).  A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property.  Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder.  A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual.  A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.  We must withhold 35% of any distribution that we could designate as a capital gain dividend.  A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (1) our common shares continue to be treated as being “regularly traded” on an established securities market in the United States, and (2) the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution.  As a result, non-U.S. shareholders owning 5% or less of our common shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.  If our common shares cease to be regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph.  Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of beneficial interest.  We cannot assure you that that test will be met.  However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period will not incur tax under FIRPTA if our common shares are “regularly traded” on an established securities market.  Because our common shares are regularly traded on an established securities market, we expect that a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common shares.  If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals.  Dispositions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non-U.S. shareholder that is a corporation.  Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S.  shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied.  If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction.  We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any.  Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.  Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met.  Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.  Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.  However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.  Payment of the proceeds from a disposition by a non-U.S. shareholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS.  Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common shares received by U.S. shareholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied.  We will not pay any additional amounts in respect of any amounts withheld.

Tax Aspects of Our Investments in Our Operating Partnership and the Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”).  The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation.  An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership.  If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes.  Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof.  A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).  Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership.  Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year.  In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or a subchapter S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.  Each Partnership qualifies for the private placement exclusion.  Additionally, if our operating partnership were a publicly traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.  We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes.

If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions.  See “—Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution.  See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes.  Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes.  Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations.  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.  Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”).  Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.  Our operating partnership has acquired and may acquire appreciated hotels in exchange for units in our operating partnership.  We have a carryover, rather than a fair market value, basis in such contributed assets equal to the basis of the contributors in such assets, resulting in a book-tax difference.  As a result of that book-tax difference, we have a lower adjusted basis with respect to that portion of our operating partnership’s assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition.  This results in lower depreciation deductions with respect to the portion of our operating partnership’s assets attributable to such contributions, which could cause us to be allocated tax gain in excess of book gain in the event of a property disposition.  The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.  In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•
reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero.  To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to U.S.  Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.  Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes.  The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution.  Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status.  See “—Income Tests.” We do not presently intend, however, to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision.  The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions.  These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein.  The impact of this reversion is not discussed herein.  Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides.  The state and local tax treatment may differ from the federal income tax treatment described above.  Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

PLAN OF DISTRIBUTION

This prospectus covers the resale of shares of common shares by the selling shareholders named in this prospectus or any prospectus supplement hereto and their pledgees, donees, assignees and other successors in interest, and the term “selling shareholders” includes any such pledgees, donees, assignees and other successors in interest.  The common shares offered by the selling shareholders have been or may be issued to them by us upon redemption of operating partnership units.  Any common shares issued by us upon redemption of operating partnership units will be issued to the selling shareholders pursuant to an exemption from the registration provisions of the Securities Act.  We are registering the common shares to which this prospectus relates to provide the holders thereof with freely tradable securities, but registration of these shares does not necessarily mean that any of these shares will be issued by us or offered or sold by the selling shareholders.

The selling shareholders may sell their common shares on theNYSE or through any other facility on which the shares are traded, or in private transactions.  These sales may be at market prices or at negotiated prices.  The selling shareholders may use the following methods when selling common shares:

•	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

•	block trades in which the broker or dealer attempts to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	privately negotiated transactions;

•	any combination of these methods of sale; or

•	any other legal method.

The selling shareholders may also enter into put or call options or other transactions, including, but not limited to derivative or hedging transactions, with broker-dealers or others which require delivery to those persons of common shares covered by this prospectus.  The selling shareholders also may transfer, donate, lend and pledge the common shares covered by this prospectus, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling shareholders for purposes of this prospectus.

Brokers, dealers or other agents participating in the distribution of the common shares may receive compensation in the form of discounts or commissions from the selling shareholders, as well as the purchaser if they act as agent for the purchaser.  The discount or commission in a particular transaction could be more than the customary amount.  We know of no existing arrangements between the selling shareholders and any underwriter, broker, dealer or agent relating to the sale or distribution of the common shares.

The selling shareholders and any brokers or dealers that participate in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act.  It is the position of the SEC that a registered broker-dealer that is a selling shareholder is presumed to be an underwriter.  Any discounts, commissions or other compensation received by these persons and any  profit on the resale of the common shares by them as principals might be deemed to be underwriters’ compensation.  The selling shareholders may agree to indemnify any broker, dealer or agent that participates in the sale of the common shares against various liabilities, including liabilities under the Securities Act.

To the extent required by law, at the time a particular offer of common shares is made, we will file a supplement to this prospectus which identifies the number of common shares being offered, the name of the selling shareholders, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.

The selling shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations.  For example, the anti-manipulation provisions of Regulation M may limit the ability of the selling shareholders or others to engage in stabilizing and other market making activities.

This offering will terminate upon the earlier of the date on which all of the common shares offered hereby have been sold by the selling shareholders or the date on which all of the common shares under this prospectus may be sold in accordance with Rule 144 under the Securities Act.

The selling shareholders may also sell their common shares from time to time pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus, so long as they meet the criteria and conform to the requirements of the rule.

We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.  We will pay the registration and other offering expenses related to this offering, but the selling shareholders will pay all underwriting discounts and brokerage commissions incurred in connection with the offering, if any.  Pursuant to the partnership agreement of our operating partnership, we have agreed to indemnify the selling shareholders against various liabilities, including liabilities under the Securities Act.

In order to comply with some states’ securities laws, if applicable, the common shares will be sold in those states only through registered or licensed brokers or dealers.  In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is satisfied.

LEGAL MATTERS

The validity of the common shares covered by this prospectus has been passed upon for us by Hunton & Williams LLP.  In addition, the summary of legal matters contained in the section of this prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and schedule of Hersha Hospitality Trust as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered.  All amounts are estimates.

Amount to be Paid

SEC registration fee	$606
Printing and mailing expenses	―
Legal fees and expenses*	12,500
Accounting fees and expenses*	12,500
Miscellaneous*	5,000
Total*	$30,606

*  Estimated

Item 15.  Indemnification of Officers and Directors.

Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustees or others that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise.  The indemnification covers any claim or liability against the person.  Our bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Item 16.  Exhibits.

The list of exhibits following the signature page of this registration statement is incorporated by reference herein.

Item 17.  Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)            The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)            The undersigned registrant hereby further undertakes that:

(1)            For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)            For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 29, 2010.

HERSHA HOSPITALITY TRUST

By:	/s/ Jay H. Shah
Jay H. Shah, Chief Executive Officer

POWER OF ATTORNEY

Each of the trustees of Hersha Hospitality Trust whose signature appears below hereby appoints Ashish R. Parikh as his true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, filing a Rule 462(b) registration statement and generally to do all such things in their behalf in their capacities as trustees and/or officers to enable Hersha Hospitality Trust to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 29, 2010.

Signature	Title

/s/ Hasu P. Shah	Chairman and Trustee
Hasu P. Shah

/s/ Jay H. Shah	Chief Executive Officer and Trustee
Jay H. Shah	(Principal Executive Officer)

/s/ Neil H. Shah	President and Chief Operating Officer
Neil H. Shah

/s/ Ashish R. Parikh	Chief Financial Officer
Ashish R. Parikh	(Principal Financial Officer)

/s/ Michael R. Gillespie	Chief Accounting Officer
Michael R. Gillespie	(Principal Accounting Officer)

/s/ Kiran P. Patel	Trustee
Kiran P. Patel

/s/ John M. Sabin	Trustee
John M. Sabin

/s/ Dianna F. Morgan	Trustee
Dianna F. Morgan

/s/ Thomas S. Capello	Trustee
Thomas S. Capello

Signature	Title

/s/ Donald J. Landry	Trustee
Donald J. Landry

/s/ Thomas J. Hutchison III	Trustee
Thomas J. Hutchison III

/s/ Eduardo S. Elsztain	Trustee
Eduardo S. Elsztain

EXHIBIT INDEX

3.1
Amended and Restated Declaration of Trust, as amended and supplemented (filed with the SEC as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on May 10, 2010 and incorporated by reference herein).

3.2
Amended and Restated Bylaws of Hersha Hospitality Trust (filed with the SEC as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010 and incorporated by reference herein).

4.1
Amended and Restated Agreement of Limited Partnership of Hersha Hospitality Limited Partnership (filed  with  the  SEC  as an  exhibit  to  Hersha  Hospitality  Trust’s Registration Sstatement  on  Form  S-11, as amended (Registration No. 333-56087).

4.2
Second Amendment to the Amended and Restated Agreement of Limited Partnership of Hersha Hospitality Limited Partnership, dated as of April 21, 2003 (filed as Exhibit 10.2 to the Form 8-K filed on April 23, 2003 and incorporated by reference herein).

4.3
Third Amendment to Agreement of Limited Partnership of Hersha Hospitality Limited Partnership, by and between Hersha Hospitality Trust and Hersha Hospitality Limited Partnership, dated August 5, 2005 (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 8, 2005 and incorporated by reference herein).

4.4	Form of common share certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11/A filed July 30, 1998 and incorporated by reference herein).

5.1	Opinion of Hunton & Williams LLP with respect to the legality of the common shares being registered.*

8.1	Opinion of Hunton & Williams LLP with respect to tax matters.*

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1 and Exhibit 8.1).*

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney (included on the signature page of this Registration Statement).*

________________

*	Filed herewith.